Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271262

PROSPECTUS SUPPLEMENT No. 18

(to Prospectus dated May 11, 2023)

Belpointe PREP, LLC

Up to $750,000,000 of Class A units

This prospectus supplement (this “Supplement”) updates and supplements the prospectus dated May 12, 2023 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 18, 2023, Supplement No. 2, dated June 6, 2023, Supplement No. 3, dated August 25, 2023, Supplement No. 4, dated September 1, 2023, Supplement No. 5, dated November 17, 2023, Supplement No. 6, dated November 17, 2023, Supplement No. 7, dated February 29, 2024, Supplement No. 8, dated June 3, 2024, Supplement No. 9, dated August 30, 2024, Supplement No. 10, dated November 29, 2024, Amendment No. 1 to Supplement No. 10, dated February 14, 2025, Supplement No. 11, dated March 10, 2025, Supplement No. 12, dated May 30, 2025, Supplement No. 13, dated, August 29, 2025, Supplement No. 14 dated, September 22, 2025, Supplement No. 15, dated November 28, 2025, Supplement No. 16, dated November 28, 2025, and Supplement No. 17, dated January 12, 2026, which forms a part of our registration statement on Form S-11 (No. 333-271262). Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to them in the Prospectus.

This Supplement is being filed to disclose information related our quarterly determination of net asset value (“NAV”) and NAV per Class A unit as of December 31, 2025. This Supplement updates and supplements the information in our Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 4, 2026.

The following table provides a breakdown of the major components of our NAV and NAV per Class A unit as of the Determination Date:

Assets
Investments in real properties	$705,828,591
Cash and cash equivalents	24,342,234
Other assets	7,976,314
Total Assets	$738,147,139

Liabilities
Debt and other borrowings	265,224,952
Other liabilities	27,216,153
Total Liabilities	$292,441,105

NAV	$445,706,034
Number of Class A units Outstanding	3,836,696
NAV per Class A unit	$116.17

Our NAV per Class A unit is based on the NAV of our assets and investments (such as our portfolio of commercial real estate properties) in addition to any other assets (such as cash on hand following any distributions to our Manager pursuant to its Class B units, if any), less any liabilities (such as our construction loans), including the allocation or accrual of management fees, allocation or accrual of gains or distributions distributable to our Manager pursuant to its Class B units and expenses reimbursable to our Manager and its affiliates, including our Sponsor.

We calculate NAV per Class A unit using a process designed to produce a fair and accurate estimate of the price that would be received for our assets and investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our assets and investments. Our Manager periodically reviews our valuation methodologies and policies to determine whether they remain in the best interests of our Members and may adjust our methodologies as it deems appropriate. Our determination of NAV is not a representation or guarantee that we will be able to fully realize our NAV upon a sale of our assets and investments, or that our Class A units will trade at our NAV per Class A unit on the NYSE American.

Please refer to “Net Asset Value Calculation and Valuation Policies” in our Prospectus for more detailed information about how our NAV is calculated.